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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BKF Capital Issues Open Letter to Qualstar Shareholders;
Says Qualstar Stalls on Production of Accounting Records
and Misleads on Experience of New CEO

BOCA RATON, Fla.--(BUSINESS WIRE)—June 13, 2012

BKF Capital Group, Inc. (BKFG) today released an open letter to shareholders of Qualstar Corporation (NASDAQ—QBAK) in advance of a Special Meeting of Shareholders on June 20, 2012 to remove and replace the Qualstar Board.  In the letter, BKF accuses Qualstar of stalling on the production of accounting records, which BKF believes are relevant to shareholder assessment of the performance of the Board in advance of the Special Meeting, and questions whether the Qualstar Board is trying to hide information from shareholders.  BKF also challenges the Board’s characterization of the new CEO that it selected, who has never served in a chief executive capacity, as a “turnaround specialist.”

The full text of the letter follows.

June 13, 2012

Dear Fellow Qualstar Shareholders:

The Special Meeting of Shareholders to remove and replace the Board of Qualstar Corporation will be held on June 20, 2012.  If you have not already done so, please promptly return your GOLD proxy card to vote FOR the proposals of BKF Capital Group, Inc. to remove and replace the Board, so that the BKF slate of nominees may begin to return value to shareholders.

It would seem that the current Board members have already given shareholders sufficient reasons to remove them from office—the destruction of the Company’s share value, the decline in operating performance, the outsized compensation of the new CEO, the distortions and half-truths regarding the BKF slate.  But this Board keeps adding more.

Stalling on BKF’s Demand to Inspect Accounting Books and Records

BKF exercised its right under California law to demand inspection of Qualstar's accounting books and records, including the following items:

●	compensation and expense reimbursement to directors and officers;

●	payments for aircraft owned by directors and officers;

●	legal services performed by the law firm of one of the directors;

●	investment advice paid for by the Company; and

executive recruitment and compensation consultants.

Qualstar has stalled in the production of these accounting records.  BKF asked for these materials because we believed they are relevant to the shareholder’ assessment of the performance of the Board in advance of the Special Meeting.  Qualstar’s legal counsel (who is also a director of the Company) refused to provide the records on a timely basis and threatened that it would take longer for BKF to obtain a court ordered inspection of these documents than waiting for Qualstar to comply.  Because the Board is dragging its feet in the production of these materials, we have to ask: Does the Board have something to hide? Is there financial information or payments to management that the Board does not want shareholders to know with sufficient time to affect the vote at the Special Meeting?

Mr. Firestone, the Purported Turnaround Specialist

On June 12th, the Company issued a press release announcing, “Turnaround Specialist Engaged Full Time To Grow Qualstar Investment.”  And just who is this “turnaround specialist?”  Board member Lawrence Firestone, whom BKF is seeking to remove.  Now, when we think of someone as a turnaround specialist, we think of a CEO type or a Chief Restructuring Officer, someone who runs the show and call the shots, not a CFO who keeps the books.  Mr. Firestone’s primary experience, and all his experience in the last 12 years has been as a CFO—he has not in fact been at the helm of any turnaround situation.  But if you really want to appreciate how this Board is trying to mislead you, consider this statement in the release:

[Mr. Firestone g]rew Advanced Energy Industries from a market capitalization of $500 million to over $1.1 billion in two years.

These are the real facts.  Mr. Firestone became CFO of Advanced Energy Industries in August 2006.  He left, under circumstances which appear to us to be not of his own choosing, in August 2010.  During that time the stock price climbed to a high of $25.68 in May 2007, dropped to a low of $5.49 in March 2009, recovered to the $17.00 range as Mr. Firestone was leaving.  Even assuming Mr. Firestone was responsible for these gyrations, is this a turnaround specialist?

It’s All About Trust

As much as this contest is about the failures of the current Board, it is also about trust.

●	Can you trust a Board that has failed you in the past to work for you in the future?

●	Can you trust a Board that says it has a turnaround plan when it feeds you distortions and half-truths?

●	Can you trust a Board to implement an acquisition strategy when it has been unable to profitably operate Qualstar’s legacy Tape Library business?

●	Can you trust a Board that tells you that BKF poses a risk to your investment, when BKF is proposing to return cash to shareholders in order to take risk off the table?

The answer to each of these questions, we believe, is that this Board cannot be trusted and must be removed in order to create value for all shareholders.

No matter how many shares you own, your vote is extremely important.
You can take control of your Company’s future, but for democracy to work you have got to vote.
We need an absolute majority to win.
Doing nothing is the same as a vote for a Board that has failed you in the past.

Please vote your GOLD proxy card and support the BKF slate.
Do not return a WHITE proxy card or any other card sent to you on behalf of the current Board.

If you have any questions, please contact our proxy advisors—

PHOENIX ADVISORY PARTNERS
110 Wall Street
27th Floor
New York, NY 10005
Call Toll Free: (877) 478-5038
Banks And Brokers Call Collect: (212) 493-3910

We look forward to your support.

BKF Capital Group, Inc.

Senior Vice President

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contact:
BKF Capital Group, Inc.
Greg Heller, 561-362-4199 x 330
gheller@bkfcapital.com